Exhibit 10.12

TERRASCEND

WITHOUT PREJUDICE

March 6, 2020

BY EMAIL

Michael Nashat

Dear Michael:

This is further to my letter to you dated January 21, 2020 confirming your employment with TerrAscend Corp. (the “Company”) ceased effective January 23, 2020 (the “Termination Date”). The January 21, 2020 letter confirmed that, notwithstanding such termination of employment, you will continue to serve as a Director on the Company’s Board.

The purpose of this letter is to set out the final settlement terms with respect to the termination of your employment.

Subject to you executing this letter and the attached Release and Indemnity, the Company will:

(a)	provide you with six (6) months of salary continuance based on your base salary, less deductions required by law;

(b)	continue to make its premium contributions on your behalf so as to provide for your participation in the Company’ s group benefit plans for the amount of time that you are receiving salary continuance as stated above in paragraph (a); and

(c)	pay to you any wages and accrued vacation pay, if any, as of the Termination Date (collectively, the “Offer”).

This Offer is inclusive of your entitlements under Ontario’s Employment Standards Act, 2000 and your contractual entitlements set out in your employment agreement dated as of May 1, 2018 (the “Employment Agreement”).

Please note that pursuant to the terms of the Company’s Employee Stock Option Plan, as a Director of the Company you will remain a Reporting Insider and your stock options shall continue to be governed as per the Company’ s Employee Stock Option Plan and Insider Trading Policy, as amended from time to time.

On the Termination Date, you are required to return any Company property in your possession, including but not limited to any software, passcards, keys and electronic devices. Under no condition are you to reproduce and/or retain a copy of any Company property, unless you are doing so in your capacity as a Director of the Company.

We also take the opportunity to remind you of your ongoing confidentiality, non-competition and non-solicitation obligations set out in the Employment Agreement. These obligations continue notwithstanding the termination of your employment.

Additionally, you agree: (i) not to sell any of your shares until June 30, 2020 (the “First Period”); and (ii) not to sell more than 10% in any calendar month of the Monthly Trading Volume (as defined below) for the following 12 months (the “Second Period”). “Monthly Trading Volume” means, for any given calendar month, the average monthly trading volume of the previous twelve months. You also agree to reasonably cooperate with the Company and their attorneys or other legal representatives in connection with any claim, charge, litigation , arbitration, or other judicial or administrative proceeding that is now pending or may hereinafter be brought by or against the Company, including appearing at depositions, hearings, trials, and other proceedings without the necessity of a subpoena or other legal process, in order to state truthfully your knowledge of the matters at issue. The Company shall reimburse your reasonable expenses in connection with your cooperation in any such matter. You will be permitted to do a cashless exercise of your 350,000 stock options in the Company beginning on the first business day following the current blackout period provided that a trading window exists and there is not another applicable blackout period in effect. You will be responsible for all required remittance and tax payments to the Canada Revenue Agency that are related to the exercise of the stock options.

If you have any questions regarding the above or any matter, please speak to me.

Yours truly,

/s/ Jason Ackerman

Jason Ackerman
Executive Chairman

I acknowledge receipt of a copy of this letter and accept the terms as outlined above.

Date:	/s/ Michael Nashat
Michael Nashat

TERRASCEND

RELEASE AND INDEMNITY

IN CONSIDERATION of the terms and conditions of settlement set out in the letter from Jason Ackerman to Michael Nashat dated March 6, 2020 (the “Settlement”)and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, I, Michal Nashat, on behalf of myself, my heirs, successors, administrators and assigns (collectively referred to as the “Releasor”) release and forever discharge TerrAscend Corporation, along with any parent, subsidiary, affiliated and associated person or entity, and together with all respective officers, directors, employees, servants and agents and their successors , administrators and assigns (collectively referred to as the “Releasee”), jointly and severally from any claim I may now have, or may hereinafter have, whether known or unknown at the time of signing this Release and Indemnity , in any way relating to my engagement, hiring, or employment by, or the cessation of my engagement or employment with, the Releasee. For purposes of clarity , this includes , but is not limited to, any claim, demand , action , cause of action, contract, covenant, whether express or implied for, or related to group insurance benefits (including disability bene fits, loss of benefits, or failure to provide benefits) bonus payment(s), vacation pay, notice of termination or pay in lieu, severance pay, indemnity , costs, interest , and/or loss or injury of every nature and kind whatsoever and howsoever arising, whether statutory or otherwise and specifically including, but not limited to, any claim under each of the Ontario Employment Standards Act, Human Rights Code, Labour Relations Act, Pay Equity Act and the Occupational Health and Safety Act, and any successor legislation.

AND FOR THE SAID CONSIDERATION, I hereby confirm I have considered whether I may have, and confirm I do not have an existing, planned or possible claim against the Releasee pursuant to the Ontario Human Rights Code, and I seek no right or remedy in respect of any such claim.

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and warrant I have not filed with any court, tribunal, commission or agency, etc., including, but not limited to, the Employment Standards Branch of the Ministry of Labour, Ontario Labour Relations Board, Human Rights Tribunal of Ontario or Pay Equity Commission of Ontario, any claim, complaint or application, and if such a claim, complaint or application has been filed, this Release and Indemnity , entered into freely and without duress, constitutes a full and final bar and/or answer to such claim, complaint or application. For clarity, I agree that, as a condition of the Settlement, I will take all necessary steps to ensure the withdrawal or dismissal of such claim, complaint or application.

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and agree that in the event I should hereafter make any claim, complaint, application or demand or take any action or proceeding against the Releasee in connection with any matter covered by this Release and Indemnity , or threaten to do so, this document may be raised as an estoppel and complete bar to any such claim, complaint, demand , action or proceeding, and I will be liable to the Releasee for its costs and expenses, including reasonable legal fees, incurred in responding thereto.

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and agree I shall not make any claim, demand, complaint, or commence any action or proceeding in connection with any matter covered by this Release and Indemnity against any other person who might claim contribution or indemnity from the Releasee by virtue of the said claim or proceeding. I agree that if any such claim, demand, action or proceeding is made by me or on my behalf, the Releasee may raise this document as an estoppel and complete bar to any such claim, demand, complaint or proceeding, and I will be liable to the Releasee for its costs and expenses, including reasonable legal fees, incurred in responding thereto.

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and agree to save harmless and indemnify the Releasee from and against all claim, charge, tax, penalty or demand which may be made by the Canada Revenue Agency requiring the Releasee to pay income tax, a charge, a tax, or a penalty under any law including , but not limited to, the Income Tax Act (Canada), in respect of amount paid to me, in excess of income tax withheld, and in respect of any claim, charge, tax or penalty and demand which may be made on behalf of or related to the Employment Insurance Commission and Canada Pension Commission or any other government agency or commission under the applicable statutes and regulations with respect to any amounts which may in the future be found to be payable by the Releasee in respect of the Releasor.

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and agree that during my engagement or employment I acquired business, operational, financial, technical and other information, which is confidential and proprietary in nature, belonging to the Releasee, its clients or customers and employees (the “Confidential Information”). I expressly acknowledge the release of any Confidential Information would constitute a significant detriment to the Releasee, and confirm I shall continue to hold all Confidential Information confidential following the cessation of my engagement or employment with the Releasee and I shall not use or disclose any Confidential Information in any manner without the express, prior, written permission of the Releasee.

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and agree that I will at all times refrain from making any disparaging, critical or other negative comments, written or oral (including through social media communications), true or not, respecting the Releasee, its operations or business, or its current or former employees, officers or directors.

I AGREE AND ACKNOWLEDGE the consideration provided by the Releasee herein is not deemed to be an admission of liability on the part of the Releasee.

I AGREE AND ACKNOWLEDGE in the event any provision of this Release and Indemnity is deemed void, invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect.

I ACKNOWLEDGE AND CONFIRM I have been afforded sufficient opportunity to obtain independent legal advice with respect to the details of the Settlement and this Release and Indemnity. I further confirm I have read this Release and Indemnity, understand it, and am executing it voluntarily and without duress having been afforded the opportunity to obtain legal advice and having either received such advice or chosen not to do so.

IN WITNESS WHEREOF, the Releasor has duly executed this Release and Indemnity this _____ day of _______________ 2020, in the presence of the witness whose signature is subscribed below.

Witness	Michael Nashat